Exhibit 3.1

NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

FAIRPOINT COMMUNICATIONS, INC.

FairPoint Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.                                   The name of the Corporation is FairPoint Communications, Inc.  The Corporation was originally incorporated under the name “MJD Communications, Inc.” and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 30, 1993.  The Corporation filed Certificates of Amendment with the Secretary of State of the State of Delaware on June 6, 1996, November 24, 1998 and January 28, 2005.  The Corporation filed restatements of its Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 1994, July 31, 1997, March 26, 1998, October 20, 1999, January 19, 2000, April 28, 2000, May 10, 2002 and February 8, 2005.

B.                                     In accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law and pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Debtors’ Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as confirmed on January 13, 2011 by order of the Bankruptcy Court (the “Joint Plan of Reorganization”), the Corporation hereby amends and restates its Certificate of Incorporation as follows:

1.                                      Corporate Name.  The name of the Corporation is FairPoint Communications, Inc.

2.                                      Registered Office and Agent.

(a)                                  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.

(b)                                 The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3.                                      Purpose of the Corporation.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.                                      Definitions.  The following terms have the indicated meanings when used herein.

(a)                                  “Board of Directors” means the board of directors of the Corporation.

(b)                                 “Certificate of Incorporation” means this Ninth Amended and Restated Certificate of Incorporation.

(c)                                  “Common Stock” means the shares of common stock of the Corporation referred to in Section 5(c) hereof.

(d)                                 “Communications Laws” means any law or regulation of the United States or any state or territory of the United States or of the District of Columbia, now or hereafter in effect, including without limitation, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, and the regulations or policies promulgated under such acts, pertaining to any authorization, license, permit, order, filing or consent held or required to be obtained by the Corporation from the Federal

Communications Commission (or any successor thereto) or the regulatory commission of any state or territory or of the District of Columbia having jurisdiction over the Corporation or any of its subsidiaries, including laws or regulations pertaining to approval of the acquisition or ownership of shares of capital stock of the Corporation.

(e)                                  “Corporation” means FairPoint Communications, Inc., a Delaware corporation.

(f)                                    “Covered Person” means any holder of capital stock of the Corporation or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries.

(g)                                 “DGCL” means the General Corporation Law of the State of Delaware.

(h)                                 “Effective Time” means the date and time at which this Certificate of Incorporation shall become effective in accordance with Section 103(d) of the DGCL.

(i)                                     “Excluded Opportunity” means any opportunity, matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of:

(i)             any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or

(ii)          any Covered Person,

unless, in the case of a director, such opportunity, matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the knowledge or possession of, such director expressly in such director’s capacity as a director of the Corporation.

(j)                                     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, governmental authority or other entity.

(k)                                  “Preferred Stock” means the shares of any series or class of preferred stock of the Corporation, if any, referred to in Section 5(b) hereof.

5.                                      Capitalization.

(a)                                  Authorized Shares.  The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 40,000,000 shares, consisting of 2,500,000 shares of preferred stock, par value $0.01 per share, and 37,500,000 shares of common stock, par value $0.01 per share.

(b)                                 Preferred Stock.  Shares of Preferred Stock may be issued at any time and from time to time in one or more classes or series, with each such class or series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions and to file with the Secretary of State of the State of Delaware a certificate setting forth a copy of such resolution or resolutions and the number of shares of Preferred Stock of the class or series as to which such resolution or resolutions apply.  The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)             the number of authorized shares constituting that class or series and the distinctive designation of that class or series;

(ii)          the dividend rate on the outstanding shares of that class or series, whether dividends shall be paid in cash or in kind and whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the outstanding shares of that class or series;

(iii)       whether that class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)      whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)         whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)      whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(vii) the restrictions, if any, on the payment of dividends upon, and the making of the distributions to any class of stock ranking junior to the shares of that class or series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

(viii)the rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(ix) any other relative rights, preferences and limitations of that class or series.

(c)                                  Common Stock.

(i)             Generally.  Except as otherwise expressly set forth in this Certificate of Incorporation, all outstanding shares of Common Stock shall have the same terms.

(ii)          Dividends.  Subject to the preferential dividend rights of any class or series of Preferred Stock outstanding from time to time, and subject to the other provisions of this Certificate of Incorporation, the holders of outstanding shares of Common Stock shall be entitled to receive dividends and other distributions in cash, stock or property of the Corporation when, as and to the extent declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii)       Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to share in the assets of the Corporation remaining after payment of or provision for all debts and other liabilities of the Corporation and the liquidation preference of all classes or series of outstanding Preferred Stock.

(iv)      Voting Rights.  Except as otherwise expressly set forth in this Certificate of Incorporation and except as otherwise required by law:

(A)      Each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(B)        The holders of outstanding shares of Common Stock shall vote together as a single class on all matters to be voted on by the holders of Common Stock.

(v)    Consents.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

(d)                                 No Preemptive Rights.  Except as expressly set forth in this Certificate of Incorporation, any certificate of designation, any resolution or resolutions providing for the issuance of a class or series of capital stock adopted by the Board of Directors, or any agreement between the Corporation and the holders of shares of capital stock, no holder of shares of capital stock of the Corporation shall have any preemptive right to subscribe for any shares of any class or series of capital stock of the Corporation whether now or hereafter authorized.

(e)                                  Bankruptcy Code Restrictions.  The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as the same is in effect on the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section 5(e) (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such further force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

6.                                      Provisions Relating to Stock Ownership and Federal and State Communications Laws.

(a)                                  Requests for Information.  So long as the Corporation or any of its subsidiaries holds any authorization, license, permit, order, filing or consent from the Federal Communications Commission (or any successor thereto) or any state or territorial regulatory commission, or the regulatory commission of the District of Columbia, having jurisdiction over the Corporation or any of its subsidiaries, if the Board of Directors has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any person presenting any shares of capital stock of the Corporation for transfer into its name (a “Transferee”) may violate any provision of the Communications Laws, or if the Board of Directors needs information in order to make a determination as to whether the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any Transferee may violate any provision of the Communications Laws, such stockholder or Transferee, upon request of the Board of Directors, shall furnish promptly to the Board of Directors such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Board of Directors shall reasonably request to determine whether the ownership of, or the existence or exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder or Transferee violates any provision of the Communications Laws.

(b)                                 Denial of Rights.  If any stockholder or Transferee from whom information is reasonably requested should fail to respond to any such request for information made by the Board of Directors pursuant to Section 6(a) hereof, or if the Board of Directors, based on written advice of outside regulatory counsel, reasonably concludes in good faith that the ownership of, or existence or exercise of any rights of stock ownership with respect to, shares of capital stock of the Corporation by such stockholder or Transferee would violate any provision of the Communications Laws (a “Communications Laws Violation”), the Corporation (by majority vote of the Board of Directors), upon reasonable prior written notice to such stockholder or Transferee, may suspend those rights of stock ownership the existence or exercise of which would result in such Communications Laws Violation, such suspension to remain in effect until such requested information has been received or the existence or exercise of such suspended rights would not result in such Communications Laws Violation; provided, however, that such rights may be suspended only to the minimum extent necessary so that such Communications Laws Violation would not exist; and provided, further, that the Corporation, in cooperation with the affected stockholder or Transferee, shall take all commercially reasonable steps to mitigate or eliminate the Communications Laws Violation by filing and prosecuting before the FCC or state or territorial regulatory commission, or the regulatory commission of the District of Columbia, as the case may be, a request for waiver or declaratory ruling or such other relief as necessary or appropriate.

(c)                                  Remedies.  The Corporation (by majority vote of the Board of Directors) may seek to exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any stockholder or Transferee, with a view towards obtaining any information requested pursuant to Section 6(a) hereof, and/or to exercise the rights as provided in, and subject to the provisions of, Section 6(b).

7.                                      Renunciation of Interest or Expectancy.  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.

8.                                      Management of the Business and Conduct of the Affairs of the Corporation.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders.

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, except as may otherwise be provided in the DGCL or elsewhere herein.

(b)                                 Subject to the terms of paragraph (d) of this Section 8, the number of directors constituting the Board of Directors shall be as set forth in the by-laws of the Corporation, or determined by the Board of Directors by resolution adopted by the Board of Directors in accordance with the by-laws of the Corporation, but shall not be less than five nor more than eleven.

(c)                                  Subject to the terms of paragraph (d) of this Section, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders, or at a special meeting of stockholders called for (or including) such purpose, and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

(d)                                 Under and in accordance with the reorganization proceeding styled FairPoint Communications, Inc., et al, Case No. 09-16335 (BRL) which confirmed the Debtors’ Third Amended Joint Plan of Reorganization, the initial Board of Directors after the date of this Certificate of Incorporation (the “Initial Board of Directors”) shall consist of seven members.  Each director on the Initial Board of Directors shall serve until the next annual meeting of stockholders following the one-year anniversary of the effective date of the Joint Plan of Reorganization and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

(e)                                  Advance notice of nominations by stockholders for the election of directors, and of stockholder proposals regarding action to be taken at any meeting of stockholders, shall be given in the manner and to the extent provided in the by-laws of the Corporation.

9.                                      By-laws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to alter, amend and repeal the by-laws of the Corporation without a stockholder vote, subject to the power of the stockholders to alter, amend or repeal the by-laws; provided, that with respect to the powers of stockholders to alter amend or repeal the by-laws, the affirmative vote of the holders of at least a majority in voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the by-laws of the Corporation, provided that the affirmative vote of the holders of at least two-thirds in such voting power shall be required to alter, amend or repeal certain provisions of the by-laws as provided therein on the date of this Certificate of Incorporation.

10.                               Exoneration.

(a)                                  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL, including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof, as the same may be amended or supplemented.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b)                                 Any repeal or modification of Section 10(a) hereof shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

11.                               Stockholder Action.

(a)                                  Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

(b)                                 Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by:

(i)             the Chairman of the Board of Directors,

(ii)          the Lead Director, if any, of the Board of Directors;

(iii)       the Board of Directors, or

(iv)      the Secretary of the Corporation upon a request by the holders of at least 25% in voting power of all outstanding shares of the Corporation entitled to vote at such meeting.

(c)                              Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.

(d)                             The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the by-laws of the Corporation.

(e)                              Elections of directors need not be by written ballot.

12.                               Quorum at stockholder meetings.  The holders of one-third in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except that the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required to constitute a quorum for:

(a)                                  a vote for any director in a contested election,

(b)                                 the removal of a director, or

(c)                                  the filling of a vacancy on the Board of Directors by the stockholders of the Corporation.

13.                               Amendments to this Certificate of Incorporation.

(a)                                  The Corporation reserves the right to amend any provision contained in this Certificate of Incorporation, as the same may be in effect from time to time, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

(b)                                 Anything contained in Section 13(a) hereof to the contrary notwithstanding, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the affirmative vote of the holders of at least two-thirds in voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal in any respect Sections 8, 9, 10, 11 and 12 hereof and this Section 13 or to adopt any provision inconsistent therewith, whether such alteration, amendment or repeal is by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation.

IN WITNESS WHEREOF, FAIRPOINT COMMUNICATIONS, INC. has caused this Ninth Amended and Restated Certificate of Incorporation to be executed by Shirley J. Linn, its Executive Vice President, Secretary and General Counsel, on this 24th day of January, 2011.

FAIRPOINT COMMUNICATIONS, INC.

			By:	/s/ Shirley J. Linn
				Name:	Shirley J. Linn
				Title:	Executive Vice President, Secretary and General Counsel

Attest:

By:	/s/ Ajay Sabherwal
	Name:	Ajay Sabherwal
	Title:	Executive Vice President and Chief Financial Officer